UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 18, 2018 (July 16, 2018)

AFFINION GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55577	16-1732155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment No. 3 to Credit Facility

On July 16, 2018, Affinion Group, Inc. (“Affinion Group”), as borrower, entered into the Third Amendment to its Credit Agreement (the “Amendment”), pursuant to which Affinion Group amended its Credit Agreement, dated as of May 10, 2017, among Affinion Group, Affinion Group Holdings, Inc. (the “Company”), the lenders from time to time party thereto, HPS Investment Partners, LLC, as administrative agent and collateral agent for the lenders and HPS Investment Partners, LLC as lead arranger, syndication agent, documentation agent and bookrunner (as amended by that First Amendment to Credit Agreement, dated November 30, 2017, as further amended by that Second Amendment to Credit Agreement, dated May 4, 2018 and as further amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”). The Amendment was entered into among Affinion Group, HPS Investment Partners, LLC, as administrative agent, the Revolving Facility Lenders (as defined therein), and for purposes of certain provisions contained therein, each other Loan Party party thereto, including the Company, as guarantor.

Pursuant to the Amendment, the parties revised the Credit Agreement in order to (i) allow the Total Secured Leverage Ratio (as defined in the Credit Agreement), for the purposes of the requirement of a 5.275x Total Secured Leverage Ratio for the contemplated sale of Affinion Benefits Group, LLC (the “ABG Sale”), to be calculated net of cash received by Affinion Group from the ABG Sale, (ii) modify certain provisions relating to mandatory prepayments in order to allow for the application of the proceeds from the ABG Sale towards existing amortization payments such that amortization equals 0.25% per quarter through March 31, 2020, then increases to 0.625% per quarter through March 31, 2021 and finally increases to 1.25% per quarter thereafter, with remainder of the proceeds being applied to the bullet payment at maturity, (iii) modify the provision which contemplates an automatic reduction in the available revolving credit amount from $110 million to $80 million to delay such automatic reduction until May 10, 2021, (iv) create a permitted reinvestments basket which would allow for up to $50 million of the proceeds from the ABG Sale to be retained, subject to certain restrictions, including the requirement that such proceeds be held in a segregated account subject to the sole control of administrative agent, which shall only be released to Affinion Group (A) with the agent’s consent or (B) if used to prepay Term Loans (as defined in the Credit Agreement) at 103% (with any such proceeds remaining after 9 months to be used to prepay Term Loans at 103%), (v) increase general call protection (for prepayments/acceleration not related to a change of control) to 2% upon the fourth anniversary of the closing of the Credit Agreement, (vi) revise certain addbacks and Pro Forma Basis (as defined in the Credit Agreement) adjustments to reflect the projected change in EBITDA following the ABG Sale, (vii) reduce and / or delete certain negative covenant baskets and (viii) reduce certain material indebtedness and cross-default thresholds.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Third Amendment to Credit Agreement, dated as of July 16, 2018, among Affinion Group, Inc., as Borrower, HPS Investment Partners, LLC, as administrative agent, the Revolving Facility Lenders and for purposes of Section 3 thereof each other Loan Party party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2018	AFFINION GROUP HOLDINGS, INC.

	By:	/s/ Gregory S. Miller
		Name:	Gregory S. Miller
		Title:	Executive Vice President and Chief Financial Officer